Exhibit 99.1
FOR IMMEDIATE RELEASE:
                                                                                                                                                                          NEWS
August 22, 2002
Nasdaq NM-ACTT

ACT TELECONFERENCING ANNOUNCES THREE-YEAR, 30-COUNTRY
TELECONFERENCING OUTSOURCING CONTRACT WITH AT&T

DENVER (AP)—ACT Teleconferencing, Inc. (Nasdaq NM-ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, announced today it has entered into a formal agreement to provide international teleconferencing services on an outsourced basis to AT&T and its corporate customers in more than 30 countries outside the United States.

The services will be branded as AT&T and will be run on ACT’s worldwide integrated platform. ACT will offer a range of conference call services that meet highest quality and performance standards. Additionally, ACT will provide AT&T customers with local language services and security features, as well as ACT’s proprietary global conferencing management software. Under the terms of the agreement, AT&T will provide support to reduce ACT’s existing global infrastructure costs and strengthen cash flow.

“As a provider of telecommunications services to over four million corporate customers, AT&T has, by far, the most extensive and highest quality list of Fortune 500 companies,” commented ACT Teleconferencing Chief Operating Officer Gene Warren. “In my opinion, this agreement provides ACT with one of our most significant opportunities in international conferencing. We will execute it in conjunction with ACT’s overall strategy, which is to penetrate additional international teleconferencing markets over the next 5-10 years.”

Assuming reasonable market conditions and strong customer usage, Warren said he believes the new business will help grow ACT’s revenues more rapidly over the next few years. Warren cautioned that actual usage will depend upon many factors and there are no guaranteed minimums outside of the supply agreement, although the Company has already commenced work on a number of high-volume projects under the terms of the contract.

About ACT Teleconferencing
Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web-based conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video conferencing platforms that provide uniform international services, uniform billing, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K., and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

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CONTACTS:
ACT Teleconferencing, Inc.
Liza Kaiser, IR/Corporate Communications Manager
Ph: 303/235-9000
E-mail: lkaiser@corp.acttel.com

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